Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - November 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	15.65%
Less: Coupon	0.59%
Servicing Fee	1.50%
Net Credit Losses	9.83%
Excess Spread:
November-09	3.73%
October-09	4.05%
September-09	3.51%
Three Month Average Excess Spread	3.76%

Delinquency:
30 to 59 Days	1.28%
60 to 89 Days	1.17%
90+ Days	2.75%
Total	5.20%
Principal Payment Rate	16.19%